Exhibit 99.1

Contacts:	Media	Investors
	Lisa Gibbons	Chris Jakubik
	847-646-4538	847-646-5494
	Lisa.Gibbons@kraft.com	Chris.Jakubik@kraft.com

Kraft Appoints Hart and Reynolds to Board of Directors;

Camilleri Steps Down from Board

NORTHFIELD, Ill.—December 7, 2007— Kraft Foods Inc. (NYSE:KFT), a global leader in food and beverages, today announced the appointment of Myra M. Hart and Fredric G. Reynolds to its Board of Directors. Separately, Louis Camilleri, Chairman and CEO of Altria Group, Inc., having helped guide Kraft in its transition to a fully independent company, will step down from the Board. With these changes, the Kraft Board will have 12 members, 11 of whom are independent directors.

Hart is an experienced executive and a member of the senior faculty at Harvard Business School and Reynolds is the Executive Vice President and Chief Financial Officer at CBS Corporation.

“Myra Hart and Fred Reynolds will make great contributions to our Board as we build shareholder value by restoring Kraft to reliable growth,” said Irene B. Rosenfeld, Kraft Chairman and CEO. “Myra Hart brings expertise in business, the retail environment, innovation and entrepreneurship, and Fred Reynolds is recognized for his leadership in corporate finance and operations in media and the food and beverage industry.”

Mary Schapiro, Kraft’s Lead Director, said, “The appointment of Myra and Fred is another example of our Board’s commitment to attracting high-caliber, independent directors. Kraft’s Board enthusiastically appointed both Myra and Fred as directors and is eager to benefit from their broad-based experience.”

Hart, 67, has served as a Professor of Management Practice at Harvard Business School since 1995. Her academic research and teaching focuses on high-potential entrepreneurship, with an emphasis on developing critical resources and relationships. She has co-authored four books and developed more than 60 Harvard Business School cases. Though she recently retired from teaching in the MBA program, she remains engaged in the school’s executive programs and is currently a visiting scholar at Babson College and Stanford University.

Previously, Hart worked in the retail sector where she was a founding member of the office superstore chain, Staples, Inc. She served as Vice President of Growth and Development and led the chain’s operations, strategic planning and growth implementation in new and existing markets. Before joining Staples, she was Director of Marketing for the New England-based grocery retailer Star Market, now a subsidiary of SuperValu.

Hart currently serves on the Board of Directors for public companies such as Office Depot, Inc. and Summer Infant, Inc. She is a trustee of Babson College, Trustee Emeritus of Cornell University and a Director of the Center for Women’s Business Research.

Reynolds, 57, has been the Executive Vice President and Chief Financial Officer for CBS Corporation since 1997. In this role, he has responsibility for CBS’s financial operations across the Company.

Before assuming his current post, Reynolds was President and CEO of Viacom Television Stations group, where he oversaw the division’s 39 local television stations. Prior to that, he led Viacom’s financial functions as Executive Vice President and Chief Financial Officer. In 1994, Reynolds began serving as Executive Vice President and Chief Financial Officer at Westinghouse Electric Corporation, where he later assumed the additional role of Chief Financial Officer, CBS Inc., in 1996.

Adding to his depth of experience, Reynolds spent 13 years at PepsiCo Inc. in various financial roles, including Senior Vice President and Chief Financial Officer for PepsiCo Foods International, PepsiCo’s Frito-Lay unit.

Reynolds is a certified public accountant and has a B.B.A. in finance from the University of Miami.

Camilleri is Chairman and CEO of Altria Group, Inc., Kraft’s former parent company, and served as Chairman of Kraft from 2002 to 2007. Camilleri remained a director after stepping down as Kraft Chairman when Altria spun off the company in late March. Now that Kraft has made the transition to a fully independent company, Camilleri will step down from the Board.

“We thank Louis for his insights, leadership and wise counsel throughout the years,” said Rosenfeld. “We will miss him.”

About Kraft Foods

Kraft Foods is one of the world’s largest food and beverage companies with annual revenues of more than $34 billion. For more than 100 years, Kraft has offered consumers delicious and wholesome foods that fit the way they live. Kraft markets a broad portfolio of iconic brands in 155 countries, including six brands with revenue of more than $1 billion, such as Kraft cheeses, dinners and dressings; Oscar Mayer meats; Philadelphia cream cheese; Nabisco cookies and crackers; Jacobs coffees and Milka chocolates. Kraft became a fully independent company on March 30, 2007, and is listed in the Standard and Poor’s 100 and 500 indexes. The company also is a member of the Dow Jones Sustainability Index and the Ethibel Sustainability Index. For more information, visit the company’s website at www.kraft.com.

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